UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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EXTREME NETWORKS, INC.

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Extreme Networks, Inc.

3585 Monroe Street

Santa Clara, California 95051

(408) 579-2800

June 29, 2007

Dear Stockholder:

You are cordially invited to attend our 2006 Annual Meeting of Stockholders to be held on Monday, July 30, 2007 at 2:00 p.m. Pacific Time at the Executive Briefing Center at our headquarters located at 3585 Monroe Street, Santa Clara, California 95051. For your convenience, we are also pleased to offer a webcast of the meeting at http://www.extremenetworks.com/aboutus/investor/Default.asp.

At this meeting you are being requested to elect two Class II members of the Board of Directors for a three-year term, and to ratify the appointment of our independent auditors for our fiscal 2007 audit. Our Board of Directors recommends that you vote in favor of these proposals. Please refer to the Notice of Annual Meeting of Stockholders and Proxy Statement for further information on each of these proposals.

It is important that you use this opportunity to take part in the affairs of Extreme Networks by voting on the business to come before this meeting. After reading the Proxy Statement, please promptly mark, sign, date and return the enclosed proxy card in the prepaid envelope to ensure that your shares will be represented. We also provide our stockholders the opportunity to receive stockholder communications electronically. If you elected for electronic delivery of the Proxy Statement and Annual Report on Form 10-K for fiscal year 2006, you will not be receiving a proxy card and must vote electronically. For more information, see “Electronic Delivery of Stockholder Communications” in the Proxy Statement. Our Annual Report on Form 10-K for the fiscal year ended July 2, 2006 and our Quarterly Report on Form 10-Q for the quarter ended April 1, 2007 are also enclosed.

After completion of the scheduled business, we will review the activities of Extreme Networks over the past year and our upcoming plans. If you have any further questions concerning the annual meeting or any of the proposals, please contact Extreme Networks Investor Relations at (408) 579-3030. We look forward to your attendance at the annual meeting.

Yours Very Truly,

Mark Canepa President & Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

JULY 30, 2007

TO THE STOCKHOLDERS:

Notice is hereby given that the Annual Meeting of Stockholders of Extreme Networks, Inc., a Delaware corporation, will be held on Monday, July 30, 2007 at 2:00 p.m. Pacific Time at the Executive Briefing Center at our headquarters located at 3585 Monroe Street, Santa Clara, California 95051, for the following purposes:

1.	To elect two Class II directors to hold office for a three-year term and until their successors are elected and qualified or until their earlier resignation or removal;

2.	To ratify the appointment of Ernst & Young LLP, independent registered public accounting firm, as our independent auditors for the fiscal year ending July 1, 2007; and

3.	To transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

Stockholders of record at the close of business on June 26, 2007 are entitled to notice of, and to vote at, this meeting and any adjournment or postponement thereof. For ten days prior to the meeting, a complete list of stockholders entitled to attend and vote at the meeting will be available for review by any stockholder during normal business hours at our headquarters located at 3585 Monroe Street, Santa Clara, California 95051.

BY ORDER OF THE BOARD OF DIRECTORS,

/s/ Alicia Jayne Moore

Alicia Jayne Moore Vice President, Corporate Business Development, General Counsel and Secretary

Santa Clara, California

June 29, 2007

IMPORTANT: To assure your representation at the meeting, please complete, sign, date and return the enclosed proxy card in the enclosed envelope or follow the instructions on the enclosed proxy card to vote by telephone or via the Internet. If you attend the meeting, you may choose to vote in person even if you have previously sent in your proxy card.

TO THE PROXY STATEMENT

i

Stock Options and Restricted Stock	25
Chief Executive Officer Compensation	26
Compliance with Section 162(m) of the Internal Revenue Code of 1986	27

STOCK PRICE PERFORMANCE GRAPH	28

STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING	29

TRANSACTION OF OTHER BUSINESS	29

COMMUNICATING WITH EXTREME NETWORKS	30

ii

EXTREME NETWORKS, INC.

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

General

Our Board of Directors is requesting that you permit your common stock to be represented at the Annual Meeting of Stockholders of Extreme Networks, to be held on Monday, July 30, 2007 (the “2006 Annual Meeting”), or any postponement or adjournment thereof, by the proxies named on the enclosed proxy card for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully. Voting materials, which include the Proxy Statement, the 2006 Annual Report on Form 10-K for the fiscal year ended July 2, 2006, and the accompanying proxy card, will be first mailed on or about June 29, 2007 to all stockholders entitled to vote at the annual meeting, and, on or about the same date, electronic versions of these documents will be sent via email to stockholders who have registered for electronic delivery.

Who May Vote

You may vote your shares of Extreme Networks’ common stock if our records show that you owned your shares on June 26, 2007. At the close of business on that date, 114,033,984 shares of Extreme Networks’ common stock were outstanding and eligible to vote. You are entitled to one vote for each share you hold.

Voting Your Proxy

To assure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the annual meeting in person. Instructions for voting by telephone, by using the Internet or by mail are on your proxy card. When you vote via the Internet or by phone, your vote is recorded immediately. We encourage our stockholders to vote using these methods whenever possible. If you attend the annual meeting, you may also submit your vote in person, and any previous votes that you submitted, whether by Internet, phone or mail, will be superseded by the vote that you cast at the annual meeting. A stockholder who has given a proxy may revoke it at any time before it is exercised by (i) filing with the Investor Relations department of Extreme Networks a written revocation or a duly executed proxy bearing a later date, or (ii) by voting in person at the annual meeting.

For those stockholders who are voting by Internet and received notification by mail, follow these steps:

1.	Log on to www.proxyvote.com. To access an electronic ballot, enter the twelve-digit number contained in the proxy card or voting instruction form accompanying the Proxy Statement.

2.	Complete the electronic ballot and submit your voting instructions.

3.	Provide your email address if you want confirmation of your voting instructions.

Or, for those stockholders who are voting by Internet and received notification by email, follow these steps:

1.	Log on to www.proxyvote.com. To access an electronic ballot, enter the twelve-digit number contained in your email message and the personal identification number (PIN) you used when you enrolled for electronic delivery.

2.	The ballot displayed contains Internet links to the applicable materials; read them carefully.

3.	Complete the electronic ballot and submit your voting instructions.

For those stockholders who are voting by telephone, follow these steps:

1.	Dial 1-800-690-6903 using a touch-tone telephone.

2.	You will be prompted to enter the twelve-digit number contained in the proxy card or voting instruction form accompanying the Proxy Statement.

3.	Follow the instructions the vote voice provides you to submit your voting instructions.

Whether you hold shares in your name or through a broker, bank or other nominee, you may vote without attending the meeting. You may vote by granting a proxy or, for shares held through a broker, bank or other nominee, by submitting voting instructions to that nominee. For shares held through a broker, bank or other nominee, follow the voting instructions set forth above. If you provide specific voting instructions, your shares will be voted as you have instructed. If you hold shares in your name and sign and return a proxy card without giving specific voting instructions, your shares will be voted as recommended by our Board of Directors. All shares represented by valid proxies received before the meeting will be voted.

Votes Needed to Hold the Meeting

The annual meeting will be held if a majority of the Extreme Networks’ outstanding shares of common stock entitled to vote, whether present in person or represented by proxy, is represented at the meeting. This is called a quorum. Your shares will be counted for purposes of determining if there is a quorum, even if you wish to abstain from voting on some or all matters introduced at the meeting, if you are present and vote in person at the meeting, or have properly submitted a proxy card or voted by telephone or by using the Internet. Votes for and against, abstentions and “broker non-votes” will each be counted as present for purposes of determining the presence of a quorum. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary power with respect to that item and has not received instructions from the beneficial owner.

Matters to Be Voted On at the Meeting

The following matters will be presented for your consideration at the annual meeting:

1.	A proposal to elect two Class II directors to hold office for a three-year term and until their successors are elected and qualified or until their earlier resignation or removal;

2.	A proposal to ratify the appointment of Ernst & Young LLP, independent registered public accounting firm, as our independent auditors for the fiscal year ending July 1, 2007; and

3.	The transaction of such other business as may properly come before the meeting.

Cost of This Proxy Solicitation

We will pay the costs of the solicitation. We may request banks and brokers and other custodians, nominees and fiduciaries to solicit their customers who own our common stock and will reimburse them for reasonable out-of-pocket expenses. Our employees, directors, officers and others may solicit proxies on our behalf, personally or by telephone, without additional compensation. We are soliciting proxies electronically through the Internet from stockholders who previously registered to receive proxy materials electronically through the Internet.

Attending the Meeting

Stockholders may attend our annual meeting by: (1) listening to a webcast at http://www.extremenetworks.com/aboutus/investor/ or (2) attending in person. The annual meeting will be held at 2:00 p.m. Pacific Time on Monday, July 30, 2007 at the Executive Briefing Center at our headquarters located at 3585 Monroe Street, Santa Clara, California 95051. If you choose to listen to the webcast, go to http://www.extremenetworks.com/aboutus/investor/ before the meeting time, and follow the instructions for downloading the webcast. If you miss the annual meeting, you can listen to a re-broadcast of the webcast at http://www.extremenetworks.com/aboutus/investor/ until August 31, 2007.

You may vote shares held directly in your name in person at the meeting. If you choose to attend the meeting, please bring the enclosed proxy card or proof of identification for entrance to the meeting. If you want to vote shares that you hold in street name at the meeting, you must request a legal proxy from your broker, bank or other nominee that holds your shares.

Changing Your Vote

You may revoke your proxy and change your vote at any time before the final vote at the meeting. You may do this by signing a new proxy card with a later date, voting on a later date by telephone or by using the Internet (only your latest telephone or Internet proxy is counted), or by attending the meeting and voting in person. However, your attendance at the meeting will not automatically revoke your proxy; you must specifically revoke your proxy. See “Voting Your Proxy” above for further instructions.

Our Voting Recommendations

Our Board of Directors recommends that you vote:

•	“FOR” the election of two Class II directors to hold office for a three-year term and until their successors are elected and qualified or until their earlier resignation or removal;

•	“FOR” ratification of the appointment of Ernst & Young LLP, independent registered public accounting firm, as our independent auditors for the fiscal year ending July 1, 2007.

Voting Results

The preliminary voting results will be announced at the meeting. The final voting results will be published in our quarterly report on Form 10-Q for the first quarter of fiscal year 2008.

Electronic Delivery of Stockholder Communications

This year we are pleased to again offer our stockholders the opportunity to receive stockholder communications electronically. By signing up for electronic delivery, you can receive the Annual Report on Form 10-K and the Proxy Statement via email notification as soon as these are available. You may also submit your stockholder votes online. This will help to reduce the number of paper documents in your personal files, eliminate duplicate mailings, conserve natural resources, and save on our printing and mailing costs. To sign up for electronic delivery, visit http://www.extremenetworks.com/aboutus/investor/Default.asp and enter information for all of your Extreme Networks’ stockholdings. Your enrollment will be effective until canceled. You may access the Notice of Annual Meeting of Stockholders, the Proxy Statement and the Annual Report on Form 10-K on the Internet at http://www.extremenetworks.com/aboutus/investor/Default.asp. If you have questions about electronic delivery, please call Extreme Networks Investor Relations at (408) 579-3030.

To reduce the expense of delivering duplicate voting materials to our stockholders who may have more than one Extreme Networks’ stock account, unless otherwise requested, pursuant to current householding rules, we will deliver only one set of voting materials, which includes the Proxy Statement, proxy card and the 2006 Annual Report to Stockholders on Form 10-K, to stockholders who share the same address.

How To Obtain A Separate Set of Voting Materials

If you share an address with another stockholder and have received only one set of voting materials, you may write or call us to request a separate copy of these materials at no cost to you. For future annual meetings, you may request separate voting materials, or request that we send only one set of voting materials to you if you are receiving multiple copies, by calling our Investor Relations department at: (408) 579-3030, or by writing us at: Extreme Networks, Inc., 3585 Monroe Street, Santa Clara, CA 95051, Attn: Investor Relations.

PROPOSAL ONE:

ELECTION OF DIRECTORS

We have a classified Board of Directors consisting of three Class I directors, two Class II directors and two Class III directors. The current term of the Class II directors will expire on the date of the upcoming annual meeting.

At the recommendation of the Board of Directors’ Nominating and Corporate Governance Committee, the Board of Directors’ nominees for election at the 2006 Annual Meeting as Class II directors are Bob Corey and Harry Silverglide, who are both currently members of the Board of Directors of Extreme Networks. Please see below for information concerning each nominee. If elected, Messrs. Corey and Silverglide will serve as directors until the annual meeting of stockholders in 2009 and until their successors are elected and qualified or until their earlier resignation or removal.

If either Mr. Corey or Mr. Silverglide declines to serve or becomes unavailable for any reason, or if a vacancy otherwise occurs before the election, although management knows of no reason that this will occur, the proxies may be voted for such substitute nominee as the Nominating and Corporate Governance Committee or the Board of Directors may designate. For further detail regarding the Board of Directors, refer to “STRUCTURE OF THE BOARD OF DIRECTORS.”

Vote Required

The persons receiving the highest number of votes represented by outstanding shares of common stock present or represented by proxy and entitled to vote at the annual meeting of stockholders will be elected. Votes for and against, abstentions and broker non-votes will be counted as present in determining if a quorum is present; however, abstentions and broker non-votes will have no effect on the outcome of the election.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES NAMED ABOVE.

Following are profiles for the Class II director nominees to be elected at the upcoming annual meeting and for each Class III and Class I director. With the exception of Messrs. Silverglide and Canepa, the stockholders previously elected each of these directors to the Board of Directors.

Nominees for Class II Directors Serving a Term Expiring at the 2009 Annual Meeting

Bob L. Corey.    Mr. Corey has served as a director of Extreme Networks since October 2003. Mr. Corey served as Executive Vice President and Chief Financial Officer for Thor Technologies, Inc., a provider of enterprise provisioning software from May 2003 until January 2006, after Oracle Corporation acquired Thor Technologies, Inc. in November 2005. Mr. Corey served as Executive Vice President and Chief Financial Officer of Documentum, Inc., a provider of enterprise content management software, from May 2000 to August 2002. Mr. Corey served as Senior Vice President of Finance and Administration and Chief Financial Officer for Forte Software, Inc., a provider of software development tools and services, from May 1998 to April 2000, and in February 1999, Mr. Corey was elected to its Board of Directors. Forte Software, Inc. completed a merger with Sun Microsystems, Inc., a computer hardware and applications company, in October 1999. Mr. Corey serves on the Board of Directors of Veraz Networks, Inc., a publicly traded company and provider of IP softswitches, media gateways and digital compression products, and acts as Chairman of its audit committee. Mr. Corey also acts as the Chairman of the Board of Directors of Interwoven, Inc., a publicly traded company and provider of enterprise content management software, and acts as Chairman of its audit committee. Mr. Corey also currently serves on the Board of Directors of a private company.

Harry Silverglide.    Mr. Silverglide has served as a director of Extreme Networks since June 2004. From January 1997 to July 2002, Mr. Silverglide served as the Vice President of Sales of Extreme Networks. From

May 1995 to January 1997, he served as Vice President of Western Region Sales for Bay Networks. From July 1994 to May 1995, he served as Vice President of Sales for Centillion Networks, a provider of LAN switching products which was acquired by Bay Networks in 1995. From April 1984 to July 1994, he worked in sales and senior sales management positions at Ungermann Bass, a network communications company.

Class III Directors Serving a Term Expiring at the 2007 Annual Meeting

Charles Carinalli.    Mr. Carinalli has served as a director of Extreme Networks since October 1996 and is currently a Principal of Carinalli Ventures. From 1999 to May 2002, Mr. Carinalli was Chief Executive Officer and a director of Adaptive Silicon, Inc., a developer of semiconductors. From November 2000 to November 2001, Mr. Carinalli served as Chairman of Clearwater Communications, Inc., a privately held telecommunications company. From December 1996 to July 1999, Mr. Carinalli served as President, Chief Executive Officer and a director of Wavespan, Inc., a developer of wireless broadband access systems that was acquired by Proxim, Inc. From 1970 to 1996, Mr. Carinalli served in various positions for National Semiconductor, Inc., a publicly traded company developing analog-based semiconductor products, most recently as Senior Vice President and Chief Technical Officer. Mr. Carinalli also currently serves on the Boards of Directors of privately held companies and Fairchild Semiconductor, a publicly traded semiconductor company, including positions on its compensation committee and nominating and corporate governance committee. Mr. Carinalli holds an M.S.E.E. from Santa Clara University and a B.S.E.E. from the University of California, Berkeley.

W. Michael West.    Mr. West has served as a director since September 2004 and as Chairman of the Board of Directors of Extreme Networks from September 2004 until August 2006. From June 2003 to July 2004, Mr. West served as director of Larscom Incorporated, a telecommunications equipment provider. From April 2002 to June 2003, Mr. West served as Chief Executive Officer of VINA Technologies, Inc., a telecommunications equipment provider, and served as its chairman of the Board of Directors from June 1999 to June 2003. From September 1997 to January 1998, Mr. West served as Executive Vice President for Lucent Technologies, a communications company. From February 1995 to July 1997, Mr. West was President, Chief Operating Officer and a director of Octel Communications, a telecommunications equipment provider, after having served as an Executive Vice President from September 1986 to February 1995. Mr. West held multiple positions at Rolm Corp from 1979 to September 1986, most recently as general manager of the National Sales Division.

Class I Directors Serving a Term Expiring at the 2008 Annual Meeting

Gordon L. Stitt.    Mr. Stitt has served as our Chairman of the Board of Directors since October 2006. Mr. Stitt co-founded Extreme Networks in May 1996 and served as our President and Chief Executive Officer since its inception until August 30, 2006. He also has served as a director of Extreme Networks since its inception. In 1989, Mr. Stitt co-founded Network Peripherals, Inc., a designer and manufacturer of high-speed networking technology. He served as Vice President of Marketing, then as Vice President and General Manager of the OEM Business Unit until 1995. Mr. Stitt currently serves on the Boards of Directors of privately held companies. Mr. Stitt also serves as Chairman of the Industry Advisory Board for the Computer Engineering Department at Santa Clara University. Mr. Stitt holds an M.B.A. from the Haas School of Business of the University of California, Berkeley and a B.S. in Electrical Engineering and Computer Science from Santa Clara University.

Mark Canepa.    Mr. Canepa joined Extreme as President and Chief Executive Officer on August 30, 2006 and our Board of Directors appointed him as member of the Board in October 2006. Prior to joining Extreme, he was with Sun Microsystems where he served as Executive Vice President of the Network Storage Products Group. Prior to that role, he served in multiple vice president and general manager roles at Sun, after joining the company in 1996. Mr. Canepa’s prior experience also includes several general manager positions at Hewlett-Packard Company, including development and marketing of the firm’s workstation products. Mr. Canepa holds a

B.S. and an M.S. in Electrical Engineering from Carnegie Mellon University, and he has also completed the University of Pennsylvania’s Advanced Management Program at the Wharton School.

Kenneth Levy.    Mr. Levy has served as a director of Extreme Networks since October 2001. Mr. Levy is a private investor. Mr. Levy is the Chairman Emeritus of KLA-Tencor. He co-founded KLA Instruments Corporation in 1975 (now KLA-Tencor Corporation after a merger in 1997). From July 1, 1999 until October 2006 he was Chairman of the Board and a director of KLA-Tencor, a supplier of process control and yield management solutions for the semiconductor industry. From July 1998 until June 30, 1999, he was the Chief Executive Officer and a director of KLA-Tencor, and from April 30, 1997 until June 30, 1998, he served as its Chairman of the Board. From 1975 until April 30, 1997, he was Chairman of the Board and Chief Executive Officer of KLA Instruments Corporation. Mr. Levy currently serves on the board of directors of Saifun Semiconductors Ltd., a provider of intellectual property solutions for the non-volatile memory market. Mr. Levy holds an M.S.E.E. from Syracuse University and a B.S. in Electrical Engineering from City College of New York. Mr. Levy is a member of the National Academy of Engineering.

The following table provides information concerning the age and background of our directors and nominees as of April 30, 2007.

Name	Principal Occupation with Extreme Networks, Inc.	Age	Director Since	Class
Gordon L. Stitt	Chairman of the Board of Directors, Former President, Chief Executive Officer and Director	51	1996	I
Mark Canepa	President, Chief Executive Officer and Director	52	2006	I
Kenneth Levy	Director	64	2001	I
Bob L. Corey	Director	55	2003	II
Harry Silverglide	Director	61	2004	II
Charles Carinalli	Director	58	1996	III
W. Michael West	Director	57	2004	III

Directors in Class I are serving a term expiring at the 2008 annual meeting of stockholders. Directors in Class II are serving a term expiring at the 2006 annual meeting of stockholders. Directors in Class III are serving a term expiring at the 2007 annual meeting of stockholders. There are no family relationships among any of our directors or executive officers.

The Board of Directors has determined that, other than Mark Canepa, Gordon Stitt and W. Michael West, each of the members of the Board is an independent director for purposes of the Nasdaq Marketplace Rules.

Directors’ Compensation

During fiscal 2006, all non-employee members of the Board of Directors received an annual cash retainer of $25,000, payable quarterly, and each member of a committee of the Board of Directors received an annual cash retainer of $10,000, payable quarterly, in return for service on each such committee. In addition, the chairman of the audit committee received an annual cash retainer of $25,000, payable quarterly. All directors were entitled to reimbursement of all reasonable out-of-pocket expenses incurred in connection with their attendance at meetings of the Board of Directors and committee meetings. All directors were eligible to receive stock option grants under our stock option plans at the discretion of the Board of Directors.

During fiscal 2006, new non-employee members of the Board of Directors received an initial stock option grant of 50,000 shares with a three-year vesting schedule in equal monthly installments upon their initial appointment to the Board of Directors. Annually after their initial appointment, each non-employee Board member received a 30,000 share stock option grant following the annual stockholders meeting (each, an “Annual Option”), which Annual Option vests in full and becomes exercisable on the day immediately preceding the first annual meeting of stockholders after the grant date of the Annual Option. Following the 2005 annual meeting of stockholders held on December 2, 2005, Messrs. Carinalli, Corey, Silverglide, West and Levy each received a 30,000 share stock option grant on January 25, 2006, at an exercise price of $4.74 per share. There is a two year post-termination exercise period for options granted to non-employee directors during and after fiscal 2005.

Mr. West, our Chairman of the Board of Directors until August 2006, was engaged by us as “working chairman.” In this capacity, in addition to his role as chairman of our Board of Directors, he spent a significant amount of time working with Mr. Stitt on the management of Extreme Networks. His compensation was structured in light of this role, and his responsibility for working with Mr. Stitt on our long-term success. Mr. West received an annual cash retainer of $160,000, upon joining Extreme Networks received an option to purchase 400,000 shares of our common stock that vests over four years, and was eligible for an annual target bonus of $160,000 based upon the attainment of certain goals established by the Board of Directors.

In October 2006, the Board of Directors approved replacing the current compensation policies applicable to non-employee members of the Board and its committees. Pursuant to such changes, the compensation policies for non-employee service on the Board and its committees will be as follows, effective on the date of the 2006 Annual Meeting:

Cash Compensation

As a result of a study performed by an independent consultant regarding director compensation, effective on the date of the 2006 Annual Meeting, each non-employee director will receive $40,000 in cash compensation for service in such position for each period beginning on the date of any applicable annual meeting and ending on the date of the next subsequent annual meeting (each, a “Service Period”).

Effective on the date of the 2006 Annual Meeting, each non-employee director will receive cash compensation for each Board committee on which such director serves as follows:

•

Each member of the Audit Committee of the Board will receive $20,000 in cash compensation for service in such position for each Service Period, and the Chair of the Audit Committee will receive an additional $10,000 in cash compensation for acting as Chair for each Service Period;

•

Each member of the Compensation Committee of the Board will receive $10,000 in cash compensation for service in such position for each Service Period, and the Chair of the Compensation Committee will receive an additional $10,000 in cash compensation for acting as Chair for each Service Period;

•

Each member of the Nominating and Governance Committee of the Board, including the Chair of the Nominating and Governance Committee, will receive $10,000 in cash compensation for service in such position for each Service Period; and

•

For service on any special committee that may be formed by the Board from time to time, compensation will be determined on a case-by-case basis by the Board upon a recommendation by the Compensation Committee based on the anticipated amount of time and work related to service on such special committee and such other factors as the Compensation Committee may consider.

Each non-employee director will continue to receive reimbursement of expenses related to attendance of meetings of the Board and its committees.

Equity Compensation

Effective on the date of the 2006 Annual Meeting, each non-employee director that initially joins the Board after October 25, 2006 automatically will be granted an initial 8,333 shares of the Company’s restricted stock and an initial option to purchase 25,000 shares of the Company’s common stock. Such options and restricted stock grants will be made under the Company’s 2005 Equity Incentive Plan or successor plan (the “Plan”), pursuant to the standard option agreement used under the Plan for directors. The exercise price per share of each such option, and the grant price of each such share of restricted stock, will be the closing sale price of the Company’s common stock on the Nasdaq National Market at the close of business on the date of grant. Each such option and restricted stock grant will vest 1/3 each year (or, if earlier in any year, 1/3 on the date of the annual meeting in such year), subject to the respective director’s continuous service on the Board for that period.

On the date of each future annual meeting of the Company’s stockholders, each non-employee director automatically will be granted 5,000 shares of the Company’s restricted stock and an option to purchase 15,000 shares of the Company’s common stock. Such options and restricted stock grants will be made under the Plan, pursuant to the standard option agreement used under the Plan for directors. The exercise price per share of each such option, and the grant price of each such share of restricted stock, will be the closing sale price of the Company’s common stock on the Nasdaq National Market at the close of business on the date of grant (the date of the Annual Meeting). Each such option and restricted stock grant will vest in full on the date one year after the date of grant (or, if earlier, the date of the next subsequent annual meeting), subject to the respective director’s continuous service on the Board for that period. Pursuant to a policy adopted by the Board of Directors, options held by non-employee directors also vest in the event of a change of control.

No automatic grants of any options or restricted stock pursuant to the above-listed changes of director compensation policy have occurred to date, and the first such grants will occur on the date of the 2006 Annual Meeting.

Also, effective on October 25, 2006, the Board approved compensation for a special committee formed by the Board in September 2006 to review the Company’s historical practices for stock option grants and the accounting for option grants (the “Special Committee”). Each non-employee director serving on the Special Committee (Mr. Corey and Mr. West) will receive $10,000 in cash compensation for service in such position, and the Chair of the Special Committee ( Mr. Corey) will receive an additional $10,000 in cash compensation for acting as Chair of the Special Committee.

See “STRUCTURE OF THE BOARD OF DIRECTORS” for more information about our Board of Directors.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of May 31, 2007, certain information with respect to the beneficial ownership of our common stock by: (i) each stockholder known by us to be the beneficial owner of more than 5% of our common stock, (ii) each executive officer named in the Summary Compensation Table below, (iii) each director and director nominee of Extreme Networks, and (iv) all executive officers and directors as a group.

Except as otherwise indicated, the address of each beneficial owner is c/o Extreme Networks, Inc., 3585 Monroe Street, Santa Clara, CA 95051.

Beneficial Owner(1)	Number of Shares Beneficially Owned(2)		Percent of Shares Beneficially Owned(3)
5% Stockholders
Wells Fargo & Company	8,662,239	(4)	7.6%
420 Montgomery Street
San Francisco, California 94104
Merill Lynch & Co., Inc.	7,682,102	(5)	6.7%
World Financial Center, North Tower
250 Vesey Street
New York, NY 10381
BlackRock, Inc.	6,968,033	(6)	6.1%
40 East 52nd Street
New York, NY 10022

Directors and Executive Officers
William R. Slakey	—		*
Herb Schneider	2,845,163	(7)	2.5%
Alexander J. Gray	983,661	(8)	*
Frank C. Carlucci	421,875	(9)	*
Gordon Stitt	5,120,866	(10)	4.5%
Charles Carinalli	559,216	(11)	*
Kenneth Levy	560,071	(12)	*
Bob L. Corey	110,000	(13)	*
Harry Silverglide	111,405	(14)	*
W. Michael West	400,555	(15)	*

All Executive Officers and Directors as a Group	11,112,812	(16)	9.7%

*	Less than 1%
(1)	Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table.
(2)	Under the rules of the Securities and Exchange Commission (“SEC”), a person is deemed to be the beneficial owner of shares that can be acquired by such person within 60 days upon the exercise of options. Options granted under the original 1996 Stock Option Plan and the 2005 Equity Incentive Plan are exercisable when vested. In general, new hire grants vest over a four year period, with twenty-five percent of the shares subject to the option vesting one year from the date of grant, and the remaining shares subject to vesting monthly over the following 36 months at a rate of 1/48 of the total number of shares subject to the option. In general, annual option grants vest over a four year period, with all of the shares subject to the option vesting monthly over 48 months at a rate of 1/48 of the total number of shares subject to the option.

(3)	Calculated on the basis of 114,037,984 shares of common stock outstanding as of May 31, 2007, provided that any additional shares of common stock that a stockholder has the right to acquire within 60 days after May 31, 2007 are deemed to be outstanding for purposes of calculating that stockholder’s percentage of beneficial ownership. These shares are not, however, deemed to be outstanding and beneficially owned for the purpose of computing the percentage ownership of any other person.
(4)	According to the Schedule 13G/A filed by the stockholder with the SEC on February 9, 2007, Wells Fargo & Company beneficially owned 8,662,239 shares, had sole dispositive power over 8,640,324 shares, and sole voting power over 8,261,839 shares.
(5)	According to the Schedule 13G filed by the stockholder with the SEC on February 8, 2007, Merrill Lynch & Co., Inc. beneficially owned 7,682,102 shares, had sole dispositive power over no shares, and sole voting power over no shares.
(6)	According to the Schedule 13G filed by the stockholder with the SEC on February 14, 2007, BlackRock, Inc. beneficially owned 6,968,033 shares, had sole dispositive power over no shares, and sole voting power over no shares.
(7)	Includes 722,916 shares that are subject to options that may be exercisable within 60 days of May 31, 2007. Mr. Schneider tendered his resignation as an officer of the Company on June 21, 2007.
(8)	Includes 897,916 shares that are subject to options that may be exercisable within 60 days of May 31, 2007. Includes 62,500 shares that are restricted stock awards subject to our right to repurchase unvested awards upon termination of employment.
(9)	Includes 421,875 shares that are subject to stock options that may be exercised within 60 days of May 31, 2007.
(10)	Includes 25,375 shares held by the Stitt Living Trust. Mr. Stitt and his wife are trustees and beneficiaries of the Stitt Living Trust dated November 16, 1996. Includes 1,463,333 shares that are subject to stock options that may be exercised within 60 days of May 31, 2007.
(11)	Includes 194,216 shares held by Charles Peter Carinalli and/or Connie Sue Carinalli, Trustees of the Carinalli Living Trust dated April 24, 1996. Includes 365,000 shares that are subject to stock options that may be exercised within 60 days of May 31, 2007.
(12)	Includes 220,000 shares that are subject to stock options that may be exercised within 60 days of May 31, 2007.
(13)	Includes 110,000 shares that are subject to stock options that may be exercised within 60 days of May 31, 2007.
(14)	Includes 110,000 shares that are subject to stock options that may be exercised within 60 days of May 31, 2007.
(15)	Includes 10,000 shares held by the West Revocable Trust 1991, and 390,555 shares that are subject to stock options that may be exercised within 60 days of May 31, 2007.
(16)	Includes 4,701,595 shares that are subject to stock options that may be exercised within 60 days of May 31, 2007.

PROPOSAL TWO:

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Board of Directors has appointed Ernst & Young LLP, independent registered public accounting firm, to serve as independent auditors to audit the financial statements of Extreme Networks for the fiscal year ending July 1, 2007. Ernst & Young LLP has acted in this capacity since its appointment in fiscal year 1997. A representative of Ernst & Young LLP will be present at the annual meeting, will have an opportunity to make a statement if desired and will be available to respond to appropriate questions.

Principal Accounting Fees and Services

The following table sets forth the aggregate fees billed to Extreme Networks for the fiscal years ended July 2, 2006 and July 3, 2005 by Ernst & Young LLP:

	Fiscal Year 2006	Fiscal Year 2005
Audit fees(1)	$2,274,000	$2,395,000
Audit related fees(2)	88,000	14,000
Tax fees(3)	264,000	265,000
All other fees(4)	5,000	30,000

	$2,631,000	$2,704,000

(1)	Fees for audit services consist of:
•	Audit of the Company’s annual financial statements and the audit of internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act;
•	Reviews of the Company’s unaudited quarterly financial statements; and
•	Statutory and regulatory audits, consents and other services related to SEC matters.
(2)	Fees for audit-related services consist of financial accounting and reporting consultations.
(3)	Tax fees relate to the preparation of various federal, state and local tax returns.
(4)	All other fees were primarily for services provided in connection with the filing of corporate documents

Representatives of Ernst & Young LLP normally attend most meetings of the Audit Committee. The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one fiscal quarter and any pre-approval is detailed as to the particular service or category of services. The independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval policy. During fiscal 2006 and 2005, no portion of the Audit-Related Fees, Tax Fees or All Other Fees were approved by the Audit Committee after services had been rendered pursuant to the de minimis exception established by the SEC.

The Audit Committee on an annual basis reviews the services performed by Ernst & Young LLP, and reviews and approves the fees charged by Ernst & Young LLP. The Audit Committee has considered the role of Ernst & Young LLP in providing tax and other non-audit services to Extreme Networks and has concluded that such services are compatible with Ernst & Young LLP’s independence as Extreme Networks’ independent auditors.

Vote Required and Board of Director’s Recommendation

Stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm is not required by the Extreme Networks bylaws or otherwise. The Board of Directors, however, is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board of Directors will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board of Directors in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of Extreme Networks and its stockholders.

Approval of this proposal requires the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote at the annual meeting of stockholders, at which a quorum representing a majority of all outstanding shares of our common stock is present and voting, either in person or by proxy. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the vote on this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL TO RATIFY ERNST & YOUNG LLP AS EXTREME NETWORKS’ INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JULY 1, 2007.

EXECUTIVE COMPENSATION

Executive Officers

The following table sets forth information regarding our executive officers as of May 31, 2007:

Name	Age	Position
Mark Canepa	52	President, Chief Executive Officer, Director
Herb Schneider	47	Vice President of Research and Development
Karen M. Rogge	52	Senior Vice President, Chief Financial Officer
Alexander J. Gray	49	Senior Vice President and General Manager of Scalable Products
Helmut Wilke	55	Senior Vice President of Worldwide Sales

Mark Canepa.    Mr. Canepa joined Extreme as President and Chief Executive Officer on August 30, 2006. Prior to joining Extreme, he was with Sun Microsystems where he served as Executive Vice President of the Network Storage Products Group. Prior to that role, he served in multiple vice president and general manager roles at Sun, after joining the company in 1996. Mr. Canepa’s prior experience also includes several general manager positions at Hewlett-Packard Company, including development and marketing of the firm’s workstation products. Mr. Canepa holds a B.S. and an M.S. in Electrical Engineering from Carnegie Mellon University, and he has also completed the University of Pennsylvania’s Advanced Management Program at the Wharton School.

Herb Schneider.    Mr. Schneider co-founded Extreme in May 1996 and has served as Vice President of Research and Development of Extreme since its inception. From 1990 to 1996, Mr. Schneider worked as Engineering Manager at Network Peripherals and was responsible for the development of LAN switches. From 1981 to 1990, Mr. Schneider held various positions at National Semiconductor, a developer and manufacturer of semiconductor products, where he was involved in the development of early Ethernet chipsets and FDDI chipsets. Mr. Schneider holds a B.S.E.E. from the University of California – Davis. Mr. Schneider tendered his resignation as an officer of the Company on June 21, 2007.

Karen Rogge.    Ms Rogge joined Extreme as Senior Vice President and Chief Financial Officer on April 2, 2007. Prior to joining Extreme, she was with Seagate Technology where she served as Vice President, Corporate Finance and Treasurer from January 2004 to November 2006. From January 2001 to December 2003, Ms. Rogge was an independent consultant providing business strategy and interim executive management services to high-tech companies. From January 2000 to July 2000, Ms Rogge served as Vice President and General Manager for the internet search division at Inktomi Corporation. From November 1976 to February 2000, Ms. Rogge served in various executive roles at Hewlett-Packard Company in financial management, information technology management and general management. Ms. Rogge holds an M.B.A. from Santa Clara University and a Bachelor of Science in Business Administration, with a concentration in accounting from California State University Fresno.

Alexander J. Gray.    Mr. Gray joined Extreme as Chief Operating Officer in September 2002, and has served as Senior Vice President and General Manager of Scalable Products since January 2007. From January 2001 through August 2002, Mr. Gray was Chief Operating Officer at LGC Wireless, a telecommunications provider. From November 1999 until January 2001, Mr. Gray worked for Replay TV, a digital media provider, as Executive Vice President of Business Operations. From December 1992 through October 1999, Mr. Gray held senior management positions with Lucent Technologies, Inc. and Octel Communications Corporation, both telecommunications providers. Prior to that time, Mr. Gray held positions as Director of Information Services for American President Lines, a container shipping company, from September 1991 to November 1992 and NEXT Computer, a computer and equipment manufacturer, from July 1988 to August 1991. He also spent four years as a research and development engineer for Hewlett-Packard Company, a computer and equipment manufacturer. Mr. Gray holds a B.S. and an M.S. in Electrical Engineering from Washington University in St. Louis, Missouri.

Helmut Wilke.    Mr. Wilke joined Extreme as Senior Vice President of Worldwide Sales in April 2007. From May 2001 to March 2007, Mr. Wilke held various positions with Sun Microsystems where most recently he served as Senior Vice President of Operations and Support. His prior positions with Sun Microsystems include

Vice President of Sales and President of Sun Microsystems, Germany. From 1997 to 2001, Mr. Wilke was the CEO and president of Software AG, a leading manufacturer of software and systems for large corporations. Mr. Wilke holds a PhD in Social Sciences from the University of Berlin, Germany.

Summary Compensation Table

The following table sets forth information for fiscal years 2006, 2005 and 2004 concerning the compensation of our Chief Executive Officer and our four other most highly compensated executive officers who were serving as executive officers as of July 2, 2006.

							Long Term Compensation Awards
		Annual Compensation
Name and Principal Position	Fiscal Year	Salary		Bonus(1)		Other Compensation(2)	Restricted Stock ($)(3)	Securities Underlying Options (#)(4)
Gordon L. Stitt President and Chief Executive Officer(6)	2006	400,000		—		—	—	250,000
	2005	370,000		122,000		—	—	250,000
	2004	165,000	(5)	63,228		—	—	750,000

William R. Slakey(7) Senior Vice President and Chief Financial Officer	2006	320,000		—		2,100	146,700	75,000
	2005	300,000		36,600		2,606	—	—
	2004	200,469		57,480		2,075	—	650,000

Alexander J. Gray Senior Vice President and Chief Operating Officer	2006	375,000		—		3,625	244,500	100,000
	2005	350,000		42,700		3,249	—	—
	2004	341,250		67,060		3,671	—	—

Frank C. Carlucci(8) Senior Vice President, Worldwide Sales	2006	428,748		23,000		5,878	—	75,000
	2005	412,063		57,625	(9)	4,349	—	500,000
	2004	—		—		—	—	—

Herb Schneider Senior Vice President, Research and Development	2006	230,000		—		—	—	100,000
	2005	220,000		26,840		—	—	125,000
	2004	110,000	(5)	42,152		—	—	275,000

(1)	Bonuses are based on performance. For more information, see “REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION.”
(2)	Represents discretionary matching contributions made by Extreme Networks under its tax-qualified employee savings and retirement plan, commonly known as a 401(k) plan.
(3)	Restricted stock awards for fiscal 2006 represent the fair value of shares of restricted common stock granted on August 4, 2005. On that date, the fair value of our common stock, as reported on the NASDAQ National Market, was $4.89. These shares of restricted stock vest with respect to one-half of the underlying shares on the first and the second anniversary of the date of grant.
(4)	The options granted during fiscal years 2004 and 2005 were granted under the Amended 1996 Stock Option Plan. The options granted during fiscal 2006 were granted under the 2005 Equity Incentive Plan.
(5)	As a part of our overall expense reduction efforts, effective June 30, 2003, Messrs. Stitt and Schneider voluntarily agreed to a fifty percent reduction of their base salaries for the first two quarters of fiscal 2004.
(6)	Mr. Stitt retired from the positions of President and Chief Executive Officer as of August 30, 2006, and he was appointed as our Chairman of the Board in October 2006.
(7)	Mr. Slakey joined Extreme Networks in the second quarter of fiscal 2004, and left his post as Senior Vice President and Chief Financial Officer effective as of August 4, 2006.
(8)	Mr. Carlucci joined Extreme Networks in the first quarter of fiscal 2005. On February 4, 2007, Mr. Carlucci resigned from the Company effective April 2, 2007.
(9)	In fiscal year 2005, Mr. Carlucci was paid a sign-on bonus of $25,000, a bonus of $25,000 for meeting specific objectives, and a performance bonus of $7,625.

Stock Options Granted During Fiscal Year 2006

The following table provides the specified information concerning grants of options to purchase our common stock made during the fiscal year ended July 2, 2006 to the persons named in the Summary Compensation Table.

	Individual Grants					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(1)
	Number of Securities Underlying Options Granted(2)	% of Total Options Granted to Employees in Fiscal Year 2006	Exercise Price Per Share(3)	Market Price on Date of Grant	Expiration Date
						5%	10%
Gordon L. Stitt	250,000	5.03%	4.89	4.89	8/4/2015	769,000	1,948,000
William R. Slakey	75,000	1.51	4.89	4.89	8/4/2015	231,000	585,000
Alexander J. Gray	100,000	2.01	4.89	4.89	8/4/2015	308,000	779,000
Frank C. Carlucci	75,000	1.51	4.63	4.63	9/12/2015	218,000	553,000
Herb Schneider	100,000	2.01	4.89	4.89	8/4/2015	308,000	779,000

(1)	Potential gains are net of exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation, in accordance with the rules of the SEC, and do not represent our estimate or projection of future stock price growth. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock, overall market conditions and the continued employment of option holders through the vesting period. The amounts reflected in this table may not necessarily be achieved.
(2)

All options granted in fiscal year 2006 were under our 2005 Equity Incentive Plan. Each option vests over four years; 1/48th vests one month after the date of grant and at the end of each full month thereafter until fully vested.

(3)	All options were granted at fair market value on the grant date. None of the options granted may be exercised prior to vesting in accordance with the terms of each option grant agreement.

Option Exercises and Fiscal Year 2006 Year-End Values

The following table provides the specified information concerning exercises of options to purchase our common stock in the fiscal year ended July 2, 2006, and unexercised options held as of July 2, 2006, by the persons named in the Summary Compensation Table.

Aggregated Option Exercises In Last Fiscal Year and Fiscal Year-End Option Values

	Number of Shares Acquired on Exercise	Value Realized	Number of Shares Underlying Unexercised Options at Fiscal Year End		Value of Unexercised In-the-Money Options at Fiscal Year End(1)
			Exercisable(2)	Unexercisable(3)	Exercisable(2)	Unexercisable(3)
Gordon L. Stitt	—	—	1,411,249	218,751	488,300	—
William R. Slakey	—	—	665,625	59,375	—	—
Alexander J. Gray	—	—	870,833	79,167	—	—
Frank C. Carlucci	—	—	253,645	321,355	—	—
Herb Schneider	—	—	660,416	89,584	321,250	—

(1)	Based on a market value of $4.16, the closing price of our common stock on June 30, 2006, the last trading day of our fiscal year, as reported on The Nasdaq Stock Market, less the exercise price.
(2)	Represents shares that are vested and/or immediately exercisable.
(3)	Represents shares that are unvested and not immediately exercisable.

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

On February 8, 2006, the independent members of the Board of Directors of the Company, upon the recommendation of the Compensation Committee, approved the terms of an Executive Change in Control Severance Plan (the “Severance Plan”). The Severance Plan provides for certain benefits for the Company’s executive officers and for certain vice presidents of the Company upon a change in control of the Company. The terms of the Severance Plan provide that if, in the event of a change in control (as that term is defined in the Severance Plan) of the Company, the participant in the Severance Plan is not terminated and the acquirer assumes such participant’s outstanding options and stock appreciation rights (“SARs”), the vesting of fifty percent (50%) of the participant’s then unvested options and SARs shall be accelerated as of the date of the change in control and the remainder of such participant’s unvested options and SARs shall vest in equal monthly installments over a period equal to one half of the remainder of the participant’s original vesting schedule. The Severance Plan also provides that if, in the event of a change in control of Extreme, the company acquiring Extreme does not assume or substitute equivalent replacements for the outstanding options and SARs of the participants in the Severance Plan, then the vesting and exercisability of their options and SARs shall be accelerated in full. The vesting of all other awards, including restricted stock and restricted stock units would accelerate in full upon a change in control. The Severance Plan also provides for additional compensation, health care and other benefits if a participant in the Severance Plan is terminated without cause (as that term is defined in the Severance Plan) or resigns as a result of certain adverse circumstances described in the Severance Plan within 12 months after a change in control. Upon such termination, the vesting of options and SARs held by the participant would accelerate in full. In addition, the participant would be entitled to a lump sum payment in an amount equal to the aggregate amount of his monthly salary and prorated annual bonus for a period of 12 months in the cases of the chief executive officer and the other executive officers and six months in the case of eligible vice presidents designated by the Compensation Committee, with the applicable annual bonus amount to be based upon the aggregate of all annual incentive bonuses that would have been earned by the participant for the fiscal year of termination of employment, determined as if 100% of all applicable performance goals were achieved.

Previously, on July 17, 2001, the Board of Directors ratified and approved an amended policy regarding the acceleration of vesting of shares subject to options for officers and directors upon a change-in-control (the “Amended Policy”). The Severance Plan, as described above, superseded the Amended Policy with respect to shares subject to options held by the Company’s officers. However, the Severance Plan did not change the Amended Policy’s applicability to shares subject to options held by directors. Under the Amended Policy, in the event of a change-in-control that occurs prior to a director’s termination of service with Extreme Networks, the shares subject to options shall be fully vested. The Amended Policy defines a change-in-control as a single or series of sales or exchanges of voting stock, a merger or consolidation, the sale, or transfer of all or substantially all of the assets, or a liquidation wherein the stockholders immediately before the change-in-control do not retain, immediately after the change-in-control, more than 50% of the total combined voting power of Extreme Networks or the corporation to which the assets were transferred. This Amended Policy continues to apply to all options granted to directors after July 17, 2001.

Pursuant to the terms of each of our offers of employment to William R. Slakey, our Senior Vice President and Chief Financial Officer during fiscal year 2006, and Alexander J. Gray, our Senior Vice President and General Manager of Scalable Products (formerly our Senior Vice President and Chief Operating Officer), each of Mr. Slakey was, and Mr. Gray is, entitled to a lump sum payment equal to six months of his respective base salary at the time of termination in the event that we terminate Mr. Slakey or Mr. Gray, respectively, for a reason other than “cause,” as defined in their respective offers of employment.

Pursuant to the terms of our offer of employment to Frank C. Carlucci, our former Senior Vice President of Worldwide Sales, Mr. Carlucci was entitled to a lump sum payment equal to six months of his then-effective base salary in the event we terminated Mr. Carlucci within the first twelve months of his employment with Extreme Networks for a reason other than “cause,” as defined in Mr. Carlucci’s offer of employment. On

February 4, 2007, Mr. Carlucci resigned from the Company, effective April 2, 2007, more than twelve months after the start of his employment with Extreme Networks; accordingly, this provision was not effective.

Pursuant to a consulting agreement entered into in August 2006 between the Company and William Slakey, the Company’s Chief Financial Officer during fiscal year 2006, the Company retained Mr. Slakey’s services as a consultant for a period of three months after his August 2006 departure from the Company, remitted to Mr. Slakey $15,000 per month in return for such services and is remitting $2,000 per month towards Mr. Slakey’s COBRA expenses for a period of six months.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Until September 1, 2006, Mr. West, the Chairman of the Board of Directors until October 2006, was engaged by us as “working chairman,” and in this capacity, he spent a significant amount of time working with Mr. Stitt on the management of Extreme Networks. His compensation as chairman was structured in light of this role, and his responsibility for working with Mr. Stitt on our long-term success. During fiscal 2006, Mr. West received an annual cash retainer of $160,000.

During the first part of fiscal 2006, we employed Christina Carinalli, the daughter of Charles Carinalli, as a financial analyst, a non-executive position. In that capacity, Ms. Carinalli was paid an annual salary of approximately $107,000. Ms. Carinalli resigned from Extreme Networks in October 2005 to pursue another career opportunity. We do not believe that Mr. Carinalli had any material interest, direct or indirect, in his daughter’s employment relationship or compensation arrangement with us.

We entered into indemnification agreements with certain of the executive officers and directors. Such indemnification agreements require us to indemnify these individuals to the fullest extent permitted by law.

Except as otherwise disclosed above or in the section entitled “Employment Contracts and Termination of Employment and Change-in-Control Arrangements,” during the fiscal year ended July 2, 2006, there was not, nor is there any currently proposed transaction or series of similar transactions to which Extreme Networks was or is to be a party in which the amount involved exceeds $60,000, and in which any executive officer, director or holder of more than 5% of any class of voting securities of Extreme Networks and members of that person’s immediate family had or will have a direct or indirect material interest.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers, directors and persons who beneficially own more than 10% of our common stock to file initial reports of beneficial ownership and reports of changes in beneficial ownership with the SEC. These persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by such person.

Based solely on our review of the forms furnished to us and written representations from certain reporting persons, we believe that all filing requirements applicable to our executive officers, directors and persons who beneficially own more than 10% of our common stock were complied with in the fiscal year ended July 2, 2006, except that Forms 4 (“Statement of Changes in Beneficial Ownership of Securities”) were not timely filed for Bob Corey, Kenneth Levy and W. Michael West in connection with an option grant made to each of them in January 2006. For each of these individuals, there was one late report with respect to one transaction that was not reported on a timely basis. These forms were filed subsequently.

STRUCTURE OF THE BOARD OF DIRECTORS

Our Board of Directors currently consists of seven directors. The directors are divided into three classes – Class I, Class II and Class III, with each class consisting of the same number of directors and each class having a three-year term. The Class I directors are Messrs. Mark Canepa, Gordon L. Stitt and Kenneth Levy. The Class II

directors are Messrs. Bob L. Corey and Harry Silverglide. The Class III directors are Messrs. Charles Carinalli and W. Michael West.

The structure of the Board of Directors is staggered, so that Class I, Class II and Class III directors will serve until the annual meetings of stockholders to be held in 2008, 2006 and 2007, respectively, and until their respective successors are duly elected and qualified. At each annual meeting of stockholders, the successors to directors whose term will then expire will be elected to serve from the time of election and qualification until the third annual meeting following their election. The Board has a mandatory retirement age of seventy (70).

In September 2004, the Board of Directors appointed W. Michael West as the Chairman of the Board. Until September 1, 2006, Mr. West also was engaged by us as “working chairman.” In this capacity, in addition to his role as Chairman of the Board, he spent a significant amount of time working with Mr. Stitt on the management of Extreme Networks. His compensation was structured in light of this role, and his responsibility for working with Mr. Stitt on our long-term success. As a result of the nature of his role and his compensation structure, the Board determined that he is not an “independent” director within the meaning of the Nasdaq Marketplace Rules. On October 25, 2006, Mr. Stitt assumed the role of Chairman of the Board.

Charles Carinalli has been elected by the independent members of the Board of Directors as the lead independent director. Mr. Carinalli’s duties as lead independent director may include:

•	chairing executive sessions of the independent directors;

•

serving as liaison between the Chairman of the Board of Directors and the independent directors, including, communicating to the Chairman and Chief Executive Officer, as appropriate, the results of executive sessions of the independent directors;

•	ensuring that independent directors have adequate opportunities to meet without management present;

•	serving as designated contact for communication to independent directors, including being available for consultation and direct communication with major shareholders;

•	ensuring that the independent directors have an opportunity to provide input on the agenda for Board of Director meetings;

•	assuring that there is sufficient time for discussion of all agenda items; and

•	receiving, distributing to the Board and arranging responses to communications from stockholders, and being identified as the recipient of such communications in the annual meeting proxy statement.

The Board of Directors elects our President, Chief Financial Officer, Secretary and all executive officers. All officers serve at the discretion of the Board of Directors. Each of our officers and directors, other than non-employee directors, devotes his full time to the affairs of Extreme Networks. Our non-employee directors devote such time to our affairs as is necessary to discharge their duties. In addition, our Board of Directors has the authority to retain its own advisers to assist it in the discharge of its duties. There are no family relationships among any of our directors, officers or key employees.

Meetings of the Board of Directors

The Board of Directors held thirteen meetings during the fiscal year ended July 2, 2006. No director serving on the Board of Directors in fiscal year 2006 attended fewer than 75% of such meetings of the Board of Directors and the committees on which he serves. During the fiscal year ended July 2, 2006, the independent members of the Board of Directors met seven times in executive session without members of management present.

Committees of the Board of Directors

The Board of Directors has a separately-designated standing Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. Each of these Committees has a written charter that has been approved by the Board of Directors.

Audit Committee.    The members of the Audit Committee during fiscal year 2006 were Messrs. Charles Carinalli, Bob L. Corey and Harry Silverglide. In September 2005, Mr. Levy resigned from the Audit Committee and Mr. Silverglide was appointed to serve on the Audit Committee. All members of the Audit Committee during fiscal year 2006 were independent for purposes of the Nasdaq Marketplace Rules and the rules of the SEC as such rules apply to audit committee members. The Board has determined that Mr. Corey is an audit committee financial expert, as defined in the rules of the SEC. The Audit Committee retains our independent auditors, reviews and approves the planned scope, proposed fee arrangements and terms of engagement of the independent auditors, reviews the results of our annual audit, evaluates the adequacy of accounting and financial controls, reviews the independence of our auditors, and oversees Extreme Networks financial reporting on behalf of the Board of Directors. The Audit Committee is also responsible for establishing procedures for the receipt, retention and treatment of complaints received by Extreme Networks regarding questionable accounting or auditing matters, including the anonymous submission by our employees of concerns regarding accounting or auditing matters. In addition, the Audit Committee reviews with our independent auditors the scope and timing of their audit services and any other services they are asked to perform, the independent auditor’s report on our consolidated financial statements following completion of their audit, and our critical accounting policies and procedures and policies with respect to our internal accounting and financial controls. The Audit Committee held eight meetings during the fiscal year ended July 2, 2006. For more information about the Audit Committee, see “REPORT OF THE AUDIT COMMITTEE” below.

Compensation Committee.    The members of the Compensation Committee during fiscal year 2006 were Messrs. Charles Carinalli, Bob L. Corey and Kenneth Levy. The Board of Directors has approved the appointment of Mr. Silverglide to the Compensation Committee to replace Mr. Levy, effective on the date after the 2006 Annual Meeting. Each member of the Compensation Committee during fiscal year 2006 was determined by the Board to be independent for purposes of the Nasdaq Marketplace Rules as they apply to compensation committee members. The Compensation Committee recommends to the outside and independent members of the Board of Directors for their approval the compensation of our executive officers and directors, including salaries, bonus levels and stock option grants. The Compensation Committee held three meetings during the fiscal year ended July 2, 2006. For more information about the Compensation Committee, see “REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION” below.

Nominating and Corporate Governance Committee.    The members of the Nominating and Corporate Governance Committee during fiscal year 2006 were Messrs. Bob L. Corey and Kenneth Levy, each of whom the Board determined to be independent for purposes of the Nasdaq Marketplace Rules as they apply to nominating committee members. The Board of Directors has approved the appointment of Mr. Carinalli to the Nominating and Corporate Governance Committee, effective on the date after the 2006 Annual Meeting. The Nominating and Corporate Governance Committee identifies, reviews, evaluates and nominates candidates to serve on the our Board of Directors, is responsible for recommending corporate governance principles, codes of conduct and compliance mechanisms applicable to Extreme Networks, and assists the Board of Directors in its annual reviews of the performance of the Board, each committee and management. The Nominating and Corporate Governance Committee held two meetings in fiscal year 2006.

Compensation Committee Interlocks and Insider Participation

During fiscal year 2006, no member of the Compensation Committee was a current or former officer or employee of Extreme Networks or any of its subsidiaries. No executive officer of Extreme Networks has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of the Board of Directors or the Compensation Committee of Extreme Networks during the 2006 fiscal year.

Director Nominations

Director Qualifications.    In fulfilling its responsibilities, the Nominating and Corporate Governance Committee considers the following factors in reviewing possible candidates for nomination as director:

•	the appropriate size of our Board of Directors and its Committees;

•	the perceived needs of the Board for particular skills, background and business experience;

•	the skills, background, reputation, and business experience of nominees and the skills, background, reputation, and business experience already possessed by other members of the Board;

•	nominees’ independence from management;

•	nominees’ experience with accounting rules and practices;

•	nominees’ background with regard to executive compensation;

•	applicable regulatory and listing requirements, including independence requirements and legal considerations, such as antitrust compliance;

•	the benefits of a constructive working relationship among directors; and

•	the desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members.

The Nominating and Corporate Governance Committee’s goal is to assemble a Board of Directors that brings to Extreme Networks a variety of perspectives and skills derived from high quality business and professional experience. Directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the best interests of our stockholders. They must also have an inquisitive and objective perspective and mature judgment. Director candidates must have sufficient time available in the judgment of the Nominating and Corporate Governance Committee to perform all Board and committee responsibilities. Board members are expected to prepare for, attend, and participate in all Board and applicable committee meetings.

Other than the foregoing there are no stated minimum criteria for director nominees, although the Nominating and Corporate Governance Committee may also consider such other factors as it may deem, from time to time, are in the best interests of Extreme Networks and its stockholders. The Nominating and Corporate Governance Committee believes that it is preferable that at least one member of the Board should meet the criteria for an “audit committee financial expert” as defined by SEC rules. Under applicable listing requirements at least a majority of the members of the Board must meet the definition of “independent director.” The Nominating and Corporate Governance Committee also believes it appropriate for one or more key members of management to participate as members of the Board.

Identifying and Evaluating Candidates for Nomination as Director.    The Nominating and Corporate Governance Committee annually evaluates the current members of the Board of Directors whose terms are expiring and who are willing to continue in service against the criteria set forth above in determining whether to recommend these directors for election. The Nominating and Corporate Governance Committee regularly assesses the optimum size of the Board and its committees and the needs of the Board for various skills, background and business experience in determining if the Board requires additional candidates for nomination.

Candidates for nomination as director come to the attention of the Nominating and Corporate Governance Committee from time to time through incumbent directors, management, stockholders or third parties. These candidates may be considered at meetings of the Nominating and Corporate Governance Committee at any point during the year. Such candidates are evaluated against the criteria set forth above. If the Nominating and Corporate Governance Committee believes at any time that the Board requires additional candidates for nomination, the Committee may poll directors and management for suggestions or conduct research to identify possible candidates and may engage, if the Nominating and Corporate Governance Committee believes it is appropriate, a third party search firm to assist in identifying qualified candidates.

The Nominating and Corporate Governance Committee will evaluate any recommendation for director nominee proposed by a stockholder. In order to be evaluated in connection with the Nominating and Corporate Governance Committee’s established procedures for evaluating potential director nominees, any recommendation for director nominee submitted by a stockholder must be sent in writing to the Corporate Secretary, 3585 Monroe Street, Santa Clara, CA 95051, 120 days prior to the anniversary of the date proxy statements were mailed to stockholders in connection with the prior year’s annual meeting of stockholders, except that under our bylaws, if no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than 30 calendar days from the date contemplated at the time of the previous year’s proxy statement, notice by the stockholders to be timely must be received not later than the close of business on the tenth day following the day on which public announcement of the date of such meeting is first made. For purposes of the foregoing, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Company with the Securities and Exchange Commission. Such recommendation for director nominee submitted by a stockholder must contain the following information:

•	the candidate’s name, age, contact information and present principal occupation or employment;

•

a description of the candidate’s qualifications, skills, background, and business experience during, at a minimum, the last five years, including his/her principal occupation and employment and the name and principal business of any corporation or other organization in which the candidate was employed or served as a director; and

•	a statement signed by the candidate that the candidate is willing to be considered and willing to serve as a director if nominated and elected.

In addition, our bylaws permit stockholders to nominate directors for consideration at an annual meeting.

All directors and director nominees must submit a completed form of directors’ and officers’ questionnaire as part of the nominating process. The evaluation process may also include interviews and additional background and reference checks for non-incumbent nominees, at the discretion of the Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee will evaluate incumbent directors, as well as candidates for director nominee submitted by directors, management and stockholders consistently using the criteria stated in this policy and will select the nominees that in the Committee’s judgment best suit the needs of the Board at that time.

•

Because no annual meeting will be held in fiscal year 2006, in order for a stockholder proposal to be properly brought before the 2007 annual meeting, stockholder recommended nominees to be presented at the fiscal year 2007 annual meeting must be received at our principal executive offices, addressed to the Secretary, not later than the close of business on the tenth day following the day on which notice of the date of the meeting is mailed or public disclosure of the meeting date is first made, if ever.

Communications with Directors

Stockholders may communicate with any and all members of our Board of Directors by transmitting correspondence by mail, facsimile or email, addressed as follows:

Board of Directors (or individually named director(s))

Extreme Networks

c/o Vice President, General Counsel & Secretary

3585 Monroe Street

Santa Clara, CA 95051

The Vice President, General Counsel and Secretary will maintain a log of such communications and transmit each communication as soon as practicable to the identified director addressee(s), unless 1) there are safety or security concerns that mitigate against further transmission of the communication; or 2) the communication contains commercial matters not related to the stockholder’s stock ownership, as determined by the Vice President, General Counsel and Secretary in consultation with outside legal counsel. The Board of Directors or individual directors will be advised of any communication withheld for safety, security or other reasons as soon as practicable.

Director Attendance at Annual Meetings

We use reasonable efforts to schedule our annual meeting of stockholders at a time and date to maximize attendance by directors, taking into account the directors’ schedules. In cases where management, in its reasonable business judgment, believes that stockholder attendance at our annual meeting is significant, we encourage director attendance at such annual meeting. Directors make every effort to attend our annual meeting of stockholders when meaningful stockholder attendance at such meeting is anticipated. Directors Gordon Stitt, W. Michael West and Charlie Carinalli attended our 2005 annual meeting of stockholders.

Code of Ethics and Corporate Governance Materials

The Board has adopted a charter for each of the committees described above which are available on our website at www.extremenetworks.com/aboutus/investor/corpinfo.asp. The Board has also adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors. The Code of Business Conduct and Ethics can be found on our website at www.extremenetworks.com/aboutus/investor/corpinfo.asp.

Extreme Networks believes that good corporate governance is essential to ensure that Extreme Networks is managed for the benefit of stockholders. The Board has adopted the Extreme Networks, Inc. Corporate Governance Guidelines to address key corporate governance issues. The Nominating and Corporate Governance Committee is responsible for reviewing the Corporate Governance Guidelines and recommending to the Board any changes to the Corporate Governance Guidelines. The Corporate Governance Guidelines can be found on our website at www.extremenetworks.com/aboutus/investor/corpinfo.asp.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the quality of our financial statements and our financial reporting on behalf of the Board of Directors. Management has the primary responsibility for the financial statements, maintaining appropriate accounting and financial reporting principles and policies and the reporting process, including internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Ernst & Young LLP, our independent registered public accounting firm, is responsible for expressing opinions on our annual financial statements and our internal control over financial reporting as of the end of the fiscal year. It is not the duty or responsibility of the Audit Committee or its members to conduct any type of auditing or accounting review or procedure, and each member of the Audit Committee relies on the integrity of those persons and organizations within and outside Extreme Networks from whom it receives information and the accuracy of the financial and other information provided to the Audit Committee.

The members of the Audit Committee during fiscal year 2006 were Messrs. Charles Carinalli, Bob L. Corey and Harry Silverglide. In September 2005, subsequent to the end of the 2005 fiscal year and the Audit Committee’s review of our fiscal 2005 annual report on Form 10-K, Mr. Levy resigned from the Audit Committee and was replaced by Mr. Silverglide. At all times the Audit Committee has consisted of three directors each of whom, in the judgment of the Board, is an “independent director” as defined in the listing standards for The Nasdaq Stock Market. The Board has determined that Mr. Corey is the audit committee financial expert as such term is defined in the rules of the SEC.

The Audit Committee has discussed and reviewed with the independent auditors all matters required to be discussed under Statement on Auditing Standards No. 61, Communication with Audit Committees, SEC rules and other professional standards. The Audit Committee has received from the independent auditors a formal written statement describing all relationships between the auditors and Extreme Networks that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, discussed with the independent auditors any relationships that may impact their objectivity and independence, and satisfied itself as to the independent auditors’ independence.

The Audit Committee discussed with our independent auditors the overall scope and plans for their respective audits. The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of their audit of our financial statements and our internal control over financial reporting as of the end of the fiscal year, our internal audits and the overall quality of our financial reporting. Additionally, the Audit Committee has discussed and reviewed with management the audited financial statements and management’s report on internal control over financial reporting as of the end of the fiscal year.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended July 2, 2006 for filing with the SEC. The Audit Committee and the Board of Directors have also recommended ratification of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending July 1, 2007.

The aggregate fees billed for professional services rendered for the audit of our annual financial statements and our internal control over financial reporting as of the end of the fiscal year by Ernst & Young LLP for fiscal year 2006 and for their review of the unaudited interim financial statements included in our Quarterly Reports on Forms 10-Q for fiscal year 2006, including accounting consultations on matters addressed during the annual audit and interim reviews, were $2,362,000. The aggregate fees billed for professional services rendered by Ernst & Young LLP, other than the audit fees, were $269,000. These fees were for professional services including domestic and foreign tax-planning, tax return preparation, and procedures related to the filing of corporate documents.

AUDIT COMMITTEE

Bob L. Corey

Charles Carinalli

Harry Silverglide

The foregoing Audit Committee Report shall not be deemed to be incorporated by reference into any filing of Extreme Networks under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that Extreme Networks specifically incorporates such information by reference.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

The Compensation Committee (the “Committee”) is comprised of three independent, non-employee members of our Board of Directors. The members of the Compensation Committee during fiscal 2006 were Charles Carinalli, Bob L. Corey and Kenneth Levy.

The Committee is responsible for recommending and administering policies governing the annual compensation of our executive officers. The Committee periodically reviews the performance and compensation levels for executive officers and recommends to the independent members of the Board adjustments as warranted by competitive conditions or other circumstances.

Compensation Philosophy

Our philosophy concerning compensation for executive officers is to directly link their compensation to continuous improvements in our performance and increased stockholder value. The key elements of this philosophy are as follows:

•	provide a competitive total compensation package that enables us to attract, retain and reward executive officers who contribute to our success;

•	establish incentives that relate to our annual and long-term business strategies and objectives; and

•	provide variable compensation that is directly linked to the performance of Extreme Networks and stockholder return.

Consistent with this philosophy, the compensation package offered to executive officers includes: (i) base salary, (ii) variable incentive awards in the form of performance bonuses and (iii) long-term, equity incentives in the form of stock options.

Extreme Networks seeks to maintain equality among all of its employees. Accordingly, we do not provide our executive officers with personal benefit perquisites of any kind, nor are special dining or parking facilities provided to our executive officers. In addition, our health care and employee benefit plans are applicable to all employees, including executive officers. The Compensation Committee believes this egalitarian approach to our executives is in the best interests of all employees and Extreme Networks stockholders.

Base Salary

The Committee annually assesses the performance and sets the salary of the President and Chief Executive Officer (Gordon L. Stitt during fiscal year 2006, but currently Mark Canepa), based upon the average base pay of chief executive officers of other technology companies including companies of comparable size and revenue levels. The Committee also conducts an annual review of base salaries for all other executive officers and recommends adjustments based on (i) salary recommendations from the Chief Executive Officer, (ii) individual performance evaluations of executive officers for the previous year, (iii) financial results from the previous year and (iv) published salary surveys for companies of comparable size and revenue levels in the technology sector. Furthermore, the Committee recommends to the outside members of the Board both financial-based and operational-based objectives and goals, including sales and spending forecasts for the upcoming year, as part of the overall executive incentive program for all the executive officers.

For more information regarding the compensation and employment arrangements of Mr. Stitt and other executive officers for fiscal year 2006, see “EXECUTIVE COMPENSATION – Compensation of Executive Officers and Employment Contracts and Termination of Employment and Change-in-Control Arrangements.”

Executive Bonuses

To reinforce the attainment of our goals, the Committee believes that a significant portion of the annual compensation of our executive officers should be in the form of executive bonuses. The Committee believes that this type of bonus program, in which bonuses are based on Extreme Networks attaining strategic and financial goals and other objectives set by the our Board of Directors, properly aligns the interests of our executive officers with the interests of our stockholders. In August 2005, the Committee approved the terms of the Company’s fiscal 2006 incentive bonus plan (the “2006 Bonus Plan”), by which each of our executive officers could earn a cash bonus for the fiscal year. Under this program, the Committee sets a level of performance for Extreme Networks based on the above measures, which must be attained before any bonuses are awarded. The Committee also awards incentive bonuses in connection with recruitment efforts.

The 2006 Bonus Plan provided for the payment of cash bonuses based upon the Company’s operating profit, revenue objectives and management objectives. The amount of the total target bonus for each employee varied based upon the employee’s position and responsibilities. Under the 2006 Bonus Plan, for vice presidents who were not among the group of executive officers consisting of the Company’s chief executive officer and the four other most highly compensated executive officers for the Company’s most recently completed fiscal year (the “Named Executive Officers”), the bonus was structured as follows: (i) thirty percent (30%) of the employee’s total target bonus was based upon a fiscal 2006 revenue formula, (ii) forty percent (40%) of the employee’s total target bonus was based upon the Company’s adjusted operating profit in fiscal 2006 and (iii) thirty percent (30%) of the employee’s total target bonus was based upon the achievement of individual management bonus objectives aligned with the Company’s strategic goals and approved by the Compensation Committee. Under the 2006 Bonus Plan, for all Named Executive Officers other than the vice president of worldwide sales, the bonus was structured as follows: (i) fifty percent (50%) of the employee’s total target bonus was based upon a fiscal 2006 revenue formula and (ii) fifty percent (50%) of the employee’s total target bonus was based upon the Company’s adjusted operating profit in fiscal 2006. Under the 2006 Bonus Plan, the bonus structure for the vice president of worldwide sales was as follows: (i) fifty percent (50%) of the employee’s total target bonus was based upon the Company’s adjusted operating profit and (ii) fifty percent (50%) of the employee’s total target bonus was based upon the Company’s gross margin in fiscal 2006. The target bonus that was to be paid to each Named Executive Officer under the 2006 Bonus Plan was as follows:

Name and Title during Fiscal 2006	As a Percentage of Fiscal 2006 Base Salary
Gordon L. Stitt, President and Chief Executive Officer:	100%
William R. Slakey, Senior Vice President, Chief Financial Officer:	40%
Alexander Gray, Senior Vice President, Chief Operating Officer	40%
Herb Schneider, Vice President Engineering	40%
Frank Carlucci, Senior Vice President Worldwide Sales	* *

**	Mr. Carlucci’s bonus for fiscal 2006 was based on his bonus target and commission plan.

In fiscal year 2006, we did not achieve our corporate performance targets; accordingly, no bonuses were paid to Messrs. Stitt, Slakey, Schneider, and Gray. Mr. Carlucci received a bonus payment in the amount of $23,000 for achieving certain of his performance targets. See “EXECUTIVE COMPENSATION – Summary Compensation Table”.

Stock Options and Restricted Stock

The Committee believes that equity ownership by executive officers provides incentives to build stockholder value and aligns the interests of executive officers with those of the stockholders. Therefore, we periodically grant stock options and restricted stock to executive officers under our equity incentive plan. Stock options and restricted stock are granted at the current market price, and stock options will only have value if our stock price increases over the exercise price.

The Committee determines the amount and frequency of option and restricted stock grants for executive officers, after consideration of recommendations from the Chief Executive Officer. Recommendations for options and restricted stock are based upon the relative position and responsibilities of each executive officer, previous and expected contributions of each officer to Extreme Networks, previous option and restricted stock grants to such executive officers, as well as recruitment and retention considerations. Option and restricted stock grants vest in accordance with vesting schedules determined for each grant as appropriate to assist in retaining and motivating key employees. Variations in vesting schedules may also represent equitable adjustments as a result of significant fluctuations in the market price of our stock over time.

During fiscal year 2006 the Committee recommended for approval, and the independent members of the Board approved, the grant of stock options to the Company’s Named Executive Officers for the following number of shares of the Company’s common stock:

Name and Title during Fiscal 2006	Shares Subject to Options Granted During Fiscal 2006
Gordon L. Stitt, President and Chief Executive Officer	250,000
William R. Slakey, Senior Vice President, Chief Financial Officer	75,000
Alexander Gray, Senior Vice President, Chief Operating Officer	100,000
Herb Schneider, Vice President Engineering	100,000

Each such option was granted effective as of August 4, 2005, with an exercise price equal to $4.89, the closing price of the Company’s common stock on the Nasdaq Stock Market on August 4, 2005. Twenty-five percent (25%) of each option vests on the first anniversary of the option grant date, with the remaining portion of the option vesting monthly in 36 substantially equal installments.

During fiscal year 2006 the Committee recommended for approval, and the independent members of the Board approved, the following restricted stock awards to the Company’s Named Executive Officers to be effective on August 4, 2005, for the following number of shares of the Company’s common stock:

Name and Title during Fiscal 2006	Restricted Shares
William R. Slakey, Senior Vice President, Chief Financial Officer	30,000
Alexander Gray, Senior Vice President, Chief Operating Officer	50,000

Each such restricted stock award vests over two years, with fifty percent (50%) of the award vesting on the first anniversary of the grant date, and the remaining fifty percent (50%) vesting on the second anniversary of the grant date.

Chief Executive Officer Compensation

Mr. Stitt’s total compensation as President and Chief Executive Officer for fiscal year 2006 was established by the Committee and approved by the outside directors in accordance with the guidelines set forth above. In setting Mr. Stitt’s compensation, the Committee reviewed Radford surveys of chief executive compensation generally and of the compensation of chief executives or our competitors. The Committee commissioned a survey from an independent compensation consultant, regarding the compensation of chief executives of our chief competitors. The Committee reviewed Mr. Stitt’s performance, our performance and our revenue levels. The Committee also considered certain incentive objectives based on our performance as it relates to revenue levels and earnings-per-share levels. Following this review, Mr. Stitt’s annual base salary was set at $400,000 beginning in September 2004, and re-approved at $400,000 for fiscal 2006. The Board of Directors granted Mr. Stitt stock options in the aggregate amount of 250,000 shares during fiscal 2006. Mr. Stitt did not receive an executive bonus award in fiscal 2006.

Compliance with Section 162(m) of the Internal Revenue Code of 1986

We have considered the provisions of Section 162(m) of the Internal Revenue Code and related Treasury Department regulations, which restrict deductibility of executive compensation paid to our Chief Executive Officer and each of the four other most highly compensated executive officers holding office at the end of any year to the extent such compensation exceeds $1,000,000 for any of such officers in any year and does not qualify for an exception under the statute or regulations. Income from options granted under our stockholder-approved stock option plan would generally qualify for an exemption from these restrictions so long as the options are granted by a committee whose members are “outside directors” (as defined by Section 162(m)) and have an exercise price no less than the fair market value of the shares on the date of grant. We expect that the Compensation Committee will continue to be comprised solely of outside directors, and that any options granted to our executive officers will be approved by the Compensation Committee. The Committee does not believe that in general other components of our compensation will be likely to exceed $1,000,000 for any executive officer in the foreseeable future, and therefore concluded that no further action with respect to qualifying such compensation for deductibility was necessary at this time. In the future, the Committee will continue to evaluate the advisability of qualifying its executive compensation for deductibility of such compensation. The Committee’s policy is to qualify its executive compensation for deductibility under applicable tax laws as practicable.

COMPENSATION COMMITTEE

Charles Carinalli

Bob L. Corey

Kenneth Levy

STOCK PRICE PERFORMANCE GRAPH

Set forth below is a stock price performance graph comparing the annual percentage change in the cumulative total return on our common stock with the cumulative total returns of the CRSP Total Return Index for The Nasdaq Stock Market (U.S. companies) and the Nasdaq Computer Manufacturing Stocks Index for the period commencing June 29, 2001 and ending on June 30, 2006.

Comparison of Five-Year Cumulative Total Returns

Performance Graph for

Extreme Networks, Inc.

Produced on 05/18/2007 including data to 05/20/2006

STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING

Stockholder proposals may be brought before an annual meeting so long as they are provided to us on a timely basis and satisfy the other conditions set forth in the rules of the SEC. Under our bylaws, in order for a stockholder proposal to be properly brought before any annual meeting, the proposal must be timely and received at our principal executive offices, addressed to the Secretary, not later than 120 days prior to the one-year anniversary of the mailing date for the proxy statement for the previous year’s annual meeting, except that if no annual meeting was held in the previous year, the date of the annual meeting has been advanced by more than 30 calendar days from the date contemplated at the time of the previous year’s proxy statement or the proposal is for a special meeting, stockholder proposals may be brought not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure of the meeting date was made. Because the 2006 Annual Meeting will not be held in fiscal year 2007, in order for a stockholder proposal to be properly brought before the 2007 annual meeting, the proposal must be received at our principal executed offices, addressed to the Secretary, not later than the close of business on the tenth day following the day on which notice of the date of the meeting is mailed or public disclosure of the meeting date is made. Stockholder business that is not intended for inclusion in our proxy materials may be brought before the annual meeting so long as we receive notice of the proposal as specified by our Bylaws, addressed to the Secretary at our principal executive offices, not later than the close of business on the tenth day following the day on which notice of the date of the meeting is mailed or public disclosure of the meeting date is first made, if ever.

If a stockholder proposal is brought before the 2007 annual meeting, our management proxy holders will be authorized by our proxy form to vote for or against the proposal, in their discretion, if we provide information in our 2007 proxy statement (a) regarding the nature of the matter and (b) advising stockholders how management intends to exercise its discretion to vote on the matter.

TRANSACTION OF OTHER BUSINESS

At the date of this Proxy Statement, the Board of Directors knows of no other business that will be conducted at the 2006 Annual Meeting, other than as described in this Proxy Statement. If any other matter or matters are properly brought before the meeting, or any adjournment or postponement of the meeting, it is the intention of the person named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

COMMUNICATING WITH EXTREME NETWORKS

You can obtain information about Extreme Networks by one of the following methods:

1.    Extreme Network’s home page on the Internet, located at www.extremenetworks.com, gives you access to product and marketing information, in addition to recent press releases, financial information and stock quotes, as well as links to our filings with the SEC. Online versions of this Proxy Statement, our 2006 Annual Report to Stockholders on Form 10-K, and our letter to stockholders are located at http://www.extremenetworks.com/aboutus/investor/fdoc.asp.

2.    To have information such as our latest quarterly earnings release, Form 10-K, Form 10-Q or annual report mailed to you, please contact our Investor Relations at (408) 579-3030.

For all other matters, please contact our Investor Relations at (408) 579-3030, or send your correspondence to the following address:

Extreme Networks, Inc. 3585 Monroe Street Santa Clara, CA 95051 Attn: Investor Relations

We encourage you to conserve natural resources, as well as reduce printing and mailing costs, by signing up for electronic delivery of stockholder communications at http://www.extremenetworks.com/aboutus/investor/Default.asp. For more information, see “Electronic Delivery of Stockholder Communications.”

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Mark Canepa
Mark Canepa President and Chief Executive Officer

June 29, 2007

EXTREME NETWORKS, INC.

Proxy for the Annual Meeting of Stockholders

To be held on Monday, July 30, 2007

SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints Mark Canepa and Alicia Jayne Moore, and each of them, with full power of substitution, to represent the undersigned and to vote all of the shares of stock in Extreme Networks, Inc., a Delaware corporation, which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Extreme Networks, Inc. to be held at the Executive Briefing Center, Extreme Networks, Inc., 3585 Monroe Street, Santa Clara, California 95051, on Monday, July 30, 2007 at 2:00 p.m. local time, and at any adjournment or postponement thereof (1) as hereinafter specified upon the proposals listed on the reverse side and as more particularly described in the Extreme Networks Proxy Statement dated June 29, 2007 (the “Proxy Statement”), receipt of which is hereby acknowledged, and (2) in their discretion upon such other matters as may properly come before the meeting.

THE SHARES REPRESENTED HEREBY SHALL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, SUCH SHARES SHALL BE VOTED FOR PROPOSALS 1 AND 2 SET FORTH IN THE PROXY STATEMENT.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

SEE REVERSE

SIDE

☒	Please mark votes as in this example

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THIS PROXY IN THE RETURN ENVELOPE SO THAT YOUR STOCK MAY BE REPRESENTED AT THE MEETING.

A vote FOR the following proposals is recommended by the Board of Directors:

1.    To elect the Class II directors to hold office for a three-year term and until their successors are elected and qualified or until their earlier resignation or removal:

Bob Corey

Harry Silverglide

☐	FOR	☐	WITHHOLD ALL	☐	FOR ALL EXCEPT

(INSTRUCTION: To withhold authority to vote for the nominee, mark “FOR ALL EXCEPT” and write the nominee’s name in the line below:

2.    To ratify the appointment of Ernst & Young LLP, independent registered public accounting firm, as Extreme Networks, Inc.’s independent auditors for the fiscal year ending July 1, 2007.

☐	FOR	☐	AGAINST	☐	ABSTAIN

3.    The transaction of such other business as may properly come before the meeting.

FOR ADDRESS CHANGES PLEASE CHECK THIS BOX AND WRITE THEM ON BACK WHERE INDICATED	☐	PLEASE INDICATE IF YOU PLAN TO ATTEND THE MEETING	☐ YES	☐ NO

Please sign here. If shares of stock are held jointly, both or all of such persons should sign. Corporate or partnership proxies should be signed in full corporate or partnership name by an authorized person. Persons signing in a fiduciary capacity should indicate their full titles in such capacity.	Signature [Please Sign Within Box]: Signature (Joint Owners):	Date: Date: